Exhibit 99.1

Press Release

TNS, Inc. Announces First Quarter 2011 Financial Results

• Q1 Revenues of $134 Million; GAAP Income of $0.03 per Share

• Q1 Adjusted Earnings Excluding Pre-Tax Charges of $0.43 per Share

• Affirms 2011 Outlook

RESTON, Va. – May 2, 2011 – TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its first quarter 2011 results.

Henry H. Graham, Jr., CEO, commented, “2011 is off to a good start.  Our first quarter results were in line with our outlook and we generated $21 million in cash flow from operations. Our core businesses have demonstrated ongoing stability and we expect them to provide a strong platform for growth as we move through the balance of the year. Excluding the contribution of Cequint, first quarter 2011 revenue from our Telecommunication Services Division increased both year-over-year and sequentially. Cequint’s performance has been consistent with both our revenue growth and product development expectations. Revenue from our Payments and Financial Services divisions was flat year-over-year on a constant currency basis, with international growth continuing to offset challenging but stabilizing conditions in North American markets.  We are affirming our 2011 outlook and are continuing to invest in solutions for the wireless market, our TNSPay multi-channel payment gateway, our identity and verification information services, and our IP registry, which we expect to contribute to growth in the second half of 2011 and beyond.”

TNS acquired Cequint, Inc. (Cequint) on October 1, 2010 and has included its results in those of the Telecommunication Services Division from the date of acquisition.  Therefore, 2011 results are not comparable to those of prior periods.

Total revenue for the first quarter of 2011 increased 3.2% to $133.7 million from first quarter 2010 revenue of $129.6 million.  Cequint, Inc. contributed $2.6 million to first quarter 2011 revenue.  On a constant dollar basis, revenues for the first quarter of 2011 increased 2.4% to $132.7 million.

First quarter 2011 GAAP net income decreased to $0.7 million, or $0.03 per share, from first quarter 2010 GAAP net income of $1.1 million, or $0.04 per share.  Included in GAAP net income for the first quarter of 2011 were: a pre-tax charge of $0.7 million, or $(0.02) per share, resulting from accelerated depreciation of certain network assets associated with the CSG integration and a pre-tax charge of $0.3 million, or $(0.01) per share, for severance.  Included in GAAP net income for first quarter 2010 results was a pre-tax charge associated with severance of $0.5 million, or $(0.01) per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the first quarter of 2011 remained flat year over year at $31.6 million, or 23.6% of revenue, versus 24.4% of revenue, for the first quarter of 2010.  Excluding the abovementioned severance charges, EBITDA before stock compensation expense decreased $0.1 million to $31.9 million.  On a constant dollar basis EBITDA before stock compensation expense for the first quarter of 2011 was $31.6 million, or 23.6% of revenue.

Adjusted earnings decreased 30.6% to $10.4 million, or $0.40 per share, for the first quarter of 2011 compared to adjusted earnings of $15.0 million, or $0.56 per share, for the first quarter of 2010.  Excluding the abovementioned $1.0 million in pre-tax charges related to accelerated depreciation and severance from first quarter 2011 and $0.5 million pre-tax severance charge from first quarter 2010, adjusted earnings decreased 27.3% to $11.2 million, or $0.43 per share, from $15.3 million, or $0.57 per share. Included in other income (expense) for the first quarter of 2011 was a pre-tax loss of $1.1 million, or ($0.03) per share, compared to a first quarter 2010 pre-tax gain of $2.6M, or $0.08 per share, related to the revaluation of certain foreign currency denominated assets and liabilities. Excluding the abovementioned items and the impact of revaluation, adjusted earnings per share for the first quarter 2011 decreased 3.2% to $12.3 million, or $0.46 per share, from $12.7 million, or $0.49 per share, for the first quarter of 2010. Foreign currency translation and revaluation negatively impacted first quarter 2011 adjusted earnings per share by $0.02 versus the company’s outlook.

EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.

The table below discloses adjusted earnings and adjusted earnings per share, excluding the charges mentioned above, at currency exchange rates reported for first quarter 2011 and at the 2010 rates.

(In millions, except per share amounts)

	First Quarter 2011	First Quarter 2010	% Change	First Quarter 2011 @ 2010 FX Rates	% Change @ 2010 FX Rates

Revenues	$133.7	$129.6	3.2%	$132.5	2.3%

After tax adjusted earnings	$11.2	$15.3	-27.3%	$11.3	-26.2%
Adjusted earnings per share	$0.43	$0.57	-23.2%	$0.44	-22.1%
Shares Outstanding	25.7	26.7	-3.6%	25.7	-3.6%

Financial Review:

First Quarter 2011

First quarter 2011 total revenue increased 3.2% to $133.7 million from first quarter 2010 revenue of $129.6 million. On a constant dollar basis, revenues for the first quarter of 2011 increased 2.3% to $132.5 million.

Included in first quarter 2011 revenue are the following components:

•                  Revenue from the Telecommunication Services Division increased 4.6% to $68.5 million from first quarter 2010 revenue of $65.5 million. Included in first quarter 2011 were revenues of $2.6 million from Cequint, Inc. Excluding the contribution from Cequint, revenues increased 0.6%, or $0.4 million, as follows:

•                  Revenue from identity and verification services decreased 4.6%, or $1.3 million, due to the following: $1.2 million from the loss of caller name storage contracts; $0.7 million in caller name revenue due to a loss by one of TNS’ wireline customers of a portion of its wholesale business; $0.3 million in revenue from fraud and validation services due to the loss of a customer which became a competitor following the acquisition of the CSG business; and $0.1 million primarily due to price concessions on certain contract renewals. This was partially offset by an increase of $1.1 million related to increased usage of caller name services.

•                  Revenue from network services increased 1.0%, or $0.3 million, due to $2.2 million related to increased demand for signaling services from new and existing customers, which was partially offset by a reduction of $1.9 million due to price concessions on the renewal of certain customer contracts, as previously disclosed.

•                  Revenue from registry services decreased 1.8%, or $0.1 million, due to $0.4 million related to lower volumes in our local number portability and service order administration businesses which was partially offset by increases of $0.2 million from increased demand for IP registry services and $0.1 million from toll-free number database services.

•                  Revenue from roaming and clearing products increased 59.4%, or $1.6 million, due to market share gains and increased demand for services from new and existing customers.

•                  On a sequential basis, revenue from the Telecommunication Services Division increased 3.2% to $68.5 million from fourth quarter 2010 revenue of $66.3 million.  Included in first quarter 2011 and fourth quarter 2010 revenues were $2.6 million and $2.3 million from Cequint, respectively. Excluding the contribution from Cequint, revenues increased 2.8%, or $1.8 million due to $1.2 million from increased demand for roaming and clearing services from new and existing customers and $0.6 million from increased demand for network services.

•                  Revenue from the Payments Division increased 1.9% to $48.6 million from $47.7 million in first quarter 2010.  Excluding the positive impact of foreign currency translation of $0.9 million, revenues remained flat at $47.7 million as follows:

•                  Network services:

•                  Europe: revenue increased 8.8%, or $2.1 million, due to $1.1 million in market share gains and increased demand for our IP-based network services, primarily in France, Italy, Spain and Romania and $1.0 million in the UK due to growth in demand for IP-based network services.

•                  Asia Pacific: revenue decreased 7.8%, or $0.4 million, due to a decrease of $1.0 million relating to the loss by one customer of a significant portion of its dial business, as previously disclosed, partially offset by an increase of $0.6 million in IP-based network services.

•                  North America: revenue decreased 7.4%, or $1.1 million, due to a decrease of $1.4 million relating to the dial business resulting from lower average transaction pricing and transaction volume declines related to certain dial customers, as previously disclosed, partially offset by an increase of $0.3 million in IP-based network services.

•                  Payment gateway services:

•                  Europe: card present gateway revenue in the UK remained flat year over year.

•                  Asia Pacific: revenue decreased $0.1 million, due to a decrease of $0.6 million in development revenue partially offset by increased transaction volumes of $0.5 million; card not present payment gateway services in this region are now transitioning from a development revenue model to a fee-per-transaction or per-merchant revenue model.

•                  North America: revenue increased $0.1 million due to the launch of our North American card not present platform in the third quarter of 2010.

•                  ATM processing and other services:

•                  Europe: revenue from ATM business in the UK remained flat with first quarter 2010.

•                  North America: revenue decreased $0.6 million in the ATM processing business, due primarily to a customer in-sourcing its processing services, which resulted in the sale of certain ATM processing equipment in the second quarter of 2010.

•                  Revenue from the Financial Services Division increased 1.2% to $16.6 million from first quarter 2010 revenue of $16.4 million.  Revenue was flat on a constant currency basis as follows:

•                  Europe: revenue was flat year over year due to market share increases of $0.1 million in the UK, offset by $0.1 million due to price compression of market data services in Europe.

•                  Asia Pacific: revenue increased 20.0%, or $0.4 million, due to the continued expansion of the number of customer endpoints connected to TNS’ network.

•                  North America: revenue decreased 3.4%, or $0.4 million, due primarily to $1.9 million of loss of endpoints and market data access services, which was partially offset by $1.5 million of growth in new endpoints and bandwidth-based services primarily through participants in the foreign exchange community.

First quarter 2011 gross margin decreased 80 basis points to 49.5% from 50.3% in the first quarter of 2010 due primarily to margin declines in TNS’ North American Payments dial business and investments in personnel and systems to support our payment gateway offerings, IP registry services and roaming and clearing platforms and to a lesser extent from pricing concessions and volume reductions related to legacy CSG customers.  This was partially offset by a reduction in TNS’ fixed network expense from the integration of the legacy CSG network with TNS’ network and a product mix shift in TSD.

During the first quarter of 2011, TNS did not repurchase shares of its common stock pursuant to its stock repurchase program but repaid approximately $20 million of debt under its 2009 Credit Facility.

Financial Outlook

Full Year 2011

TNS affirms its Full Year 2011 outlook.  The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for 2011.  Please note that all figures exclude special charges previously disclosed.

(In millions except per share amounts)

	Full Year 2011	Full Year 2010	% Change

Revenues	$544 - $560	$527	3% - 6%

After tax adjusted earnings	$51.0 - $56.0	$63.2	(19)% - (11)%
Adjusted earnings per share	$2.00 - $2.20	$2.37	(16)% - (7)%
Shares Outstanding	25.5	26.6	(4)%

Second Quarter 2011

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for the second quarter of 2011.

(In millions, except per share amounts)

	Second Quarter 2011	Second Quarter 2010	% Change

Revenues	$136.0 - $140.0	$131.2	3.7% - 6.7%

After tax adjusted earnings	$12.1 - $13.4	$18.4	(34.4)% - (27.4)%
Adjusted earnings per share	$0.47 - $0.52	$0.69	(31.9)% - (24.6)%
Shares Outstanding	25.7	26.8	(4.1)%

As a reminder, second quarter 2010 included: a pretax gain of $2.9 million, or $0.09 per share, primarily related to the revaluation of certain foreign currency denominated assets held by TNS’ Irish subsidiary; and a $1.4 million benefit to revenue, or $0.04 per share, from the sale of TNS’ ATM processing platform related to a customer insourcing its ATM processing services.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “First quarter 2011 results were in line with our outlook, and we devoted excess cash generated to the repayment of debt.  We remain committed to fulfilling our share repurchase authorization.  We are also on track with our investments in growth under our $55 million capital expenditure plan through the year, focusing on wireless service offerings, payment gateway, identity and verification, and IP registry services.”

Non-GAAP Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, TNS presents EBITDA before stock compensation expense, EBITDA before stock compensation excluding certain charges, adjusted earnings, adjusted earnings excluding certain charges, adjusted earnings per share and adjusted earnings excluding certain charges per share, which are non-GAAP measures. A reconciliation of these non-GAAP measures to the closest GAAP financial measure is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Information”.

EBITDA before stock compensation expense is determined by adding the following items to Net Income, the closest GAAP financial measure: equity in net loss of unconsolidated affiliate, income tax provision, other income (expense), interest expense, depreciation and amortization of property and equipment, amortization of intangibles, the change in fair value of contingent consideration and stock compensation expense.

Adjusted earnings is determined by adding the following items to Net Income, the closest GAAP financial measure: provision for income taxes, certain non-cash items, including amortization of intangible assets, stock compensation expense, the change in fair value of contingent consideration and the amortization of debt issuance costs, and the result is tax effected at an assumed long-term tax rate of 20%, which excludes the effect of our net operating losses. The assumed long-term tax rate of 20% takes into consideration the following primary factors: the income generated outside of the U.S. which is taxed at substantially lower rates than U.S. statutory rates; the cash benefit of our tax-deductible amortization of intangible assets and tax-deductible goodwill; and the cash benefit of tax-deductible stock compensation expense.

We believe that the disclosure of EBITDA before stock compensation expense and adjusted earnings and related per-share amounts are useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. We also rely on adjusted earnings as the primary measure of TNS’ earnings exclusive of certain non-cash charges. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share have limitations as analytical tools, and you should not rely upon them or consider them in isolation or as a substitute for GAAP measures, such as net income and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, EBITDA before stock compensation expense should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted earnings and adjusted earnings per share also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income or net income per share. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share as supplemental information only.

All references to the effect of foreign currency exchange rates on a constant dollar basis were determined by applying the prior year foreign currency rates to the current year results.

Conference Call

TNS will hold a conference to discuss first quarter 2011 results today, Monday, May 2, 2011 at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-597-5330, passcode #95078013. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from May 2, 2011 at 8:00 p.m. Eastern Time through May 9, 2011, and can be accessed by dialing 617-801-6888, passcode #39493969.

About TNS

Transaction Network Services (TNS) is a leading global provider of data communications and interoperability solutions.

TNS offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets.

Founded in 1990 in the United States, TNS has grown steadily and now provides services in over 40 countries across the Americas, Europe and the Asia Pacific region, with our reach extending to many more. TNS has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, longer than expected sales cycles, customer delays in migration, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to adapt to changing technology; the Company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2011.  In addition, the statements in this press release are made as of May 2, 2011.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to May 2, 2011.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-814-8209	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010
Revenues	$133,662	$129,575
Operating expenses:
Cost of network services	67,471	64,441
Engineering and development	10,647	9,447
Selling, general, and administrative	25,112	26,328
Change in fair value of contingent consideration and acquisition related compensation expense	(124)	—
Depreciation and amortization of property and equipment(1)	11,553	10,252
Amortization of intangible assets	10,064	11,329
Total operating expenses(2)	124,723	121,797

Income from operations	8,939	7,778
Interest expense	(6,610)	(6,140)
Other (expense) income(3)	(979)	2,937
Income before income taxes, and equity in net loss of unconsolidated affiliate	1,350	4,575
Income tax provision	(644)	(3,401)
Equity in net loss of unconsolidated affiliate	—	(65)
Net income	$706	$1,109
Basic and diluted earnings per share:
Basic and diluted net income per common share	$0.03	$0.04
Basic weighted average common shares outstanding	25,454,836	25,926,603
Diluted weighted average common shares outstanding	25,696,948	26,717,477

FOOTNOTES:

(1)          Included in depreciation and amortization of property and equipment for the three months ended March 31, 2011 are $0.7 million of accelerated depreciation charges, or $0.02 per share, related to the CSG integration.

(2)          Included in operating expenses for the three months ended March 31, 2011 and 2010 are pre-tax severance charges of $0.3 million, or $0.01 per share, and $0.5 million, or $0.01 per share, respectively.

(3)          Included in other (expense) income for the three months ended March 31, 2011 and 2010 are pre-tax loss of $1.1 million, or (0.03) per share, and a gain of $2.6 million, or $0.08 per share, respectively, related to the revaluation of certain foreign currency denominated assets and liabilities.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$50,343	$56,689
Accounts receivable, net	84,846	86,988
Other current assets	17,992	14,376
Total current assets	153,181	158,053

Property and equipment, net	133,719	135,418
Goodwill	38,861	38,620
Identifiable intangible assets, net	296,183	306,077
Other assets	7,255	6,572
Total assets	$629,199	$644,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$69,648	$71,481
Deferred revenue	13,307	12,061
Current portion of long – term debt, net of discount (1)	18,488	18,488
Total current liabilities	101,443	102,030

Long-term debt, net of current portion and discount (1)	365,711	385,136
Fair value of contingent consideration	33,470	33,594
Other liabilities	8,566	8,699
Total liabilities	509,190	529,459

Total stockholders’ equity	120,009	115,281
Total liabilities and stockholders’ equity	$629,199	$644,740

FOOTNOTES:

(1) Reconciliation of long –term debt balance:	03/31/11	12/31/10

Current portion of long-term debt, net of discount	18,488	18,488
Long-term debt, net of current portion and discount	365,711	385,136
	384,199	403,624
Unamortized Original Issue Discount	3,610	3,871
Credit Facility outstanding	387,809	407,495

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010
Net income	$706	$1,109
Non-cash items	23,182	24,166
Working capital changes	(2,886)	2,674
Net cash provided by operating activities:	21,002	27,949
Purchases of property and equipment, net	(8,809)	(7,969)
Net cash used in investing activities:	(8,809)	(7,969)

Repayment of long-term debt	(19,688)	(15,000)
Proceeds from stock option exercise	9	938
Purchase of treasury stock	(1,115)	(2,507)
Net cash provided by (used in) financing activities:	(20,794)	(16,569)
Effect of exchange rates on cash and cash equivalents	2,255	(3,535)
Net decrease in cash and cash equivalents	(6,346)	(124)
Cash and cash equivalents, beginning of period	56,689	32,480
Cash and cash equivalents, end of period	$50,343	$32,356

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010
EBITDA before stock
compensation expense:
Net Income (GAAP)	$706	$1,109
Add back the following items:
Equity in net loss of unconsolidated affiliate	—	65
Provision for income taxes	644	3,401
Other income	980	(2,937)
Interest expense	6,610	6,140
Depreciation and amortization of property and equipment	11,553	10,252
Amortization of intangible assets	10,064	11,329
Change in fair value of contingent consideration	(124)	—
Stock compensation expense	1,162	2,215

EBITDA before stock compensation expense(1)	$31,595	$31,574

Adjusted Earnings:
Net income (GAAP)	$706	$1,109
Add provision for income taxes	644	3,401
Income before provision for income taxes	1,350	4,510

Add back the following items:
Amortization of intangible assets	10,064	11,329
Change in fair value of contingent consideration	(124)	—
Other debt related costs	528	653
Stock compensation expense	1,162	2,215
Adjusted earnings before income taxes	12,980	18,707
Income tax provision at 20%	(2,596)	(3,741)
Adjusted earnings(2),(3),(4)	$10,384	$14,966

Weighted average common shares — diluted	25,696,948	26,717,477
Adjusted earnings per common share — diluted	$0.40	$0.56

FOOTNOTES:

(1)   Excluding the $0.3 million and $0.5m in pre-tax severance charges, EBITDA before stock compensation expense and excluding certain charges for the three months ended March 31, 2011 and 2010 was $31.9 million and $32.0 million, respectively.

(2)   Excluding the $0.3 million in pre-tax severance charges, the $0.7 million of pre-tax accelerated depreciation as part of the CSG integration, adjusted earnings excluding certain charges for the three months ended March 31, 2011 were $11.2 million, or $0.43 per share respectively.

(3)   Excluding the $0.5 million charge in pre-tax severance charges, adjusted earnings excluding certain charges for the three months ended March 31, 2010 were $15.3 million or $0.58 per share.

(4)   Included in other (expense) income for the three months ended March 31, 2011 and 2010 are pre-tax loss of $1.1 million, or ($0.03) per share and a gain of $2.6 million, or $0.08 per share, respectively, related to the revaluation of certain foreign currency denominated assets and liabilities.